Exhibit (a)(1)(A)

ENZON PHARMACEUTICALS, INC.

OFFER TO PURCHASE FOR CASH

UP TO $180,000,000 AGGREGATE PRINCIPAL AMOUNT
OF ITS OUTSTANDING
4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008

CUSIP Nos.	293904AB4
293904AA6

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 5, 2006, UNLESS THE OFFER IS EXTENDED. ENZON PHARMACEUTICALS, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN.

Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon”), is offering to purchase for cash up to $180,000,000 aggregate principal amount of its 4 1/2% Convertible Subordinated Notes due 2008 (the “Convertible Notes”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Convertible Notes were issued pursuant to an Indenture, dated as of June 26, 2001, between Enzon and Wilmington Trust Company, as trustee (the “Indenture”).

Subject to the terms and conditions of the Offer, holders who properly tender (and do not withdraw) their Convertible Notes at or prior to the expiration time (as defined herein) will receive $965 for each $1,000 principal amount of Convertible Notes accepted for purchase pursuant to the Offer, plus accrued and unpaid interest to, but excluding, the date of payment. As of June 23, 2006, there was $260,223,000 aggregate principal amount of the Convertible Notes outstanding. Accordingly, Enzon will accept for purchase less than all of the outstanding Convertible Notes. To the extent acceptance of all validly tendered (and not properly withdrawn) Convertible Notes would result in the purchase of greater than $180,000,000 aggregate principal amount, Enzon will accept such offers on a pro rata basis. See “THE OFFER—Terms of the Offer.”

The Offer is not conditioned on any minimum aggregate principal amount of the Convertible Notes being tendered. The Offer is, however, subject to the conditions discussed under “THE OFFER—Conditions of the Offer.”

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

June 6, 2006,
as amended,
June 23, 2006

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IMPORTANT INFORMATION

All of the Convertible Notes are held in book-entry form through the facilities of The Depository Trust Company (the “DTC”). Therefore, if you want to tender all or part of your Convertible Notes, you must tender your Convertible Notes as follows before the Offer expires. You and your custodian or nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes on your behalf in the Offer to Wilmington Trust Company (the “Depositary”), prior to the expiration of the Offer by means of book-entry transfer into the Depositary’s applicable DTC account. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

A tender of Convertible Notes in book-entry form will be deemed to have been received only when the Depositary receives both (i) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer and (ii) either a properly completed Letter of Transmittal or a duly completed agent’s message. The agent’s message is a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Offer to Purchase and the Letter of Transmittal and that Enzon may enforce such agreement against such participant (the “Agent’s Message”).

Notwithstanding any other provision of the Offer, Enzon’s obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not properly withdrawn is subject to and conditioned upon the satisfaction of, or where applicable, waiver by Enzon of, all conditions of the Offer described under “THE OFFER—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. See “THE OFFER—Persons Employed in Connection with the Offer.”

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW, DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF ENZON, OR ITS SUBSIDIARIES OR AFFILIATES, SINCE THE DATE HEREOF.

NONE OF ENZON, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF ENZON, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ENZON, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THIS OFFER TO PURCHASE HAS NOT BEEN REVIEWED BY ANY FEDERAL, STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

(ii)

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(iii)

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SUMMARY

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the entire Offer to Purchase (including the information incorporated by reference herein) and the Letter of Transmittal before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY CONVERTIBLE NOTES?

Enzon Pharmaceuticals, Inc., a Delaware corporation and the issuer of the Convertible Notes. The mailing address of Enzon’s principal executive offices is 685 Route 202/206, Bridgewater, New Jersey 08807. Enzon’s telephone number is (908) 541-8600. See “THE OFFER—The Offeror.”

WHAT ARE THE SECURITIES BEING SOUGHT IN THE OFFER AND WHAT IS THE PURCHASE PRICE?

Enzon is offering to purchase, on the terms and conditions described herein and in the Letter of Transmittal up to $180,000,000 aggregate principal amount of its Convertible Notes, at a purchase price of $965 per $1,000 principal amount of the Convertible Notes, plus accrued and unpaid interest to, but excluding, the date of payment. To the extent acceptance of all validly tendered (and not properly withdrawn) Convertible Notes would result in the purchase of greater than $180,000,000 aggregate principal amount, Enzon will accept such offers on a pro rata basis. See “THE OFFER—Terms of the Offer—Purchase Price.”

HOW LONG DO I HAVE TO TENDER MY CONVERTIBLE NOTES TO ENZON?

The Offer will expire at the “expiration time,” which is 5:00 pm, New York City time, on July 5, 2006, unless Enzon, in its sole discretion or pursuant to applicable law, extends the period during which the Offer will remain open. See “THE OFFER—Terms of the Offer.” If extended by Enzon, the term “expiration time” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire. See “THE OFFER—Extension of the Offer; Termination; Amendment” for a description of Enzon’s right to extend, delay, terminate or amend the Offer.

HOW MANY CONVERTIBLE NOTES WILL ENZON PURCHASE IN ALL?

Enzon will purchase up to $180,000,000 aggregate principal amount of its outstanding Convertible Notes or such lesser principal amount as is validly tendered and not properly withdrawn. See “THE OFFER—Terms of the Offer.”

IS THERE A MINIMUM PRINCIPAL AMOUNT OF CONVERTIBLE NOTES THAT MUST BE TENDERED IN ORDER FOR ENZON TO PURCHASE ANY CONVERTIBLE NOTES?

The Offer is not conditioned on any aggregate minimum principal amount of Convertible Notes being tendered. The Offer is, however, subject to other conditions. See “THE OFFER—Purchase of Convertible Notes; Payment of Purchase Price” and “—Conditions of the Offer.”

MAY I TENDER ONLY A PORTION OF THE CONVERTIBLE NOTES THAT I HOLD?

Yes. You do not have to tender all of the Convertible Notes you own to participate in the Offer. See “THE OFFER—Terms of the Offer.”

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HOW AND WHEN WILL I BE PAID?

If your Convertible Notes are purchased in the Offer, you will be paid in cash $965 per $1,000 principal amount of Convertible Notes accepted for purchase plus accrued and unpaid interest to, but excluding, the date of payment, promptly after the expiration of the Offer and the acceptance of such Convertible Notes for payment. Enzon will pay the purchase price to the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from Enzon and transmitting payment to you. See “THE OFFER—Purchase of the Convertible Notes; Payment of Purchase Price.”

HOW DO I TENDER MY CONVERTIBLE NOTES?

You will need to timely instruct your custodian or nominee to tender your Convertible Notes prior to the expiration of the Offer in the manner described under “THE OFFER—Procedures for Tendering the Convertible Notes.”

CAN I SEND A NOTICE OF GUARANTEED DELIVERY TO TENDER MY CONVERTIBLE NOTES?

No. There are no guaranteed delivery procedures for the Offer. In order to participate in the Offer, you must tender your Convertible Notes by the expiration time. A tender will be deemed to have been received only when the Depositary receives both (i) a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY CONVERTIBLE NOTES IN THE OFFER?

A registered holder of the Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage commissions. If you hold Convertible Notes through a broker or bank, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

If the Depositary is instructed in the Agent’s Message to make the payment for the Convertible Notes to the registered holder, you will not incur any stock transfer taxes. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) the Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See “THE OFFER—Purchase of the Convertible Notes; Payment of Purchase Price.”

ONCE I HAVE TENDERED THE CONVERTIBLE NOTES, CAN I CHANGE MY MIND?

Yes. You may withdraw previously tendered Convertible Notes at any time until the expiration time, 5:00 pm, New York City time, on July 5, 2006, unless Enzon extends the Offer, in which case you may withdraw your Convertible Notes at any time prior to the new expiration time.

To withdraw the Convertible Notes previously tendered, you and your custodian or nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate an Agent’s Message with respect to the withdrawal specifying the amount of the Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC procedures. See “THE OFFER—Withdrawal Rights.”

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

The Offer is subject to conditions, which Enzon may waive at its discretion. In particular, Enzon will not be required to accept for payment any of the Convertible Notes tendered and may terminate or amend the offer if, among other things, any development occurs which could, in the reasonable judgment of Enzon, have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of Enzon, or any of its respective subsidiaries or affiliates; or any action or proceeding, has been instituted or threatened that would, in Enzon’s reasonable judgment, impair a contemplated proposed offer or there has been, among other things, any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States. See “THE OFFER —Conditions of the Offer.”

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DOES ENZON HAVE THE RIGHT TO TERMINATE THE OFFER?

Enzon may terminate the Offer at any time prior to the expiration time. In the event the Offer is terminated, any Convertible Notes that have been tendered as of the time of termination will be returned promptly to the holder. “THE OFFER—Extension of the Offer; Termination; Amendment.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR TERMINATED?

If Enzon extends the Offer, Enzon will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. If the Offer is terminated, Enzon will make a public announcement of the termination. See “THE OFFER— Extension of the Offer; Termination; Amendment.”

HOW WILL ENZON PAY FOR THE CONVERTIBLE NOTES?

Enzon has sufficient funds on hand to purchase all Convertible Notes validly tendered and accepted in the Offer and to pay all related fees and expenses. See “THE OFFER—Source and Amount of Funds.”

HOW WILL PARTICIPATION IN THE OFFER AFFECT MY RIGHTS WITH RESPECT TO THE CONVERTIBLE NOTES?

If your Convertible Notes are tendered and accepted in the Offer, you will receive $965 for each $1,000 principal amount plus accrued and unpaid interest to, but excluding, the payment date, for the Convertible Notes accepted for purchase by Enzon, but you will give up all rights and obligations associated with ownership of such Convertible Notes. See “THE OFFER—Rights of Convertible Note Holders as a Result of the Offer” and “–Retirement and Cancellation.”

IF THE OFFER IS COMPLETED AND I DO NOT PARTICIPATE IN THE OFFER, WILL MY RIGHTS AND OBLIGATIONS UNDER MY UNTENDERED CONVERTIBLE NOTES BE AFFECTED?

The Offer does not affect your rights under the Indenture. Any Convertible Notes that are not tendered pursuant to the Offer, are tendered but not accepted in the Offer, are tendered and subsequently withdrawn or are not validly tendered will remain outstanding after the Offer, will continue to be the obligations of Enzon and will be entitled to the benefits of the Indenture, including accrual of interest. You may also have certain rights to convert, or require Enzon to repurchase, your Convertible Notes. You should refer to the Indenture to determine your rights under the Indenture. See “THE OFFER—Rights of Convertible Note Holders as a Result of the Offer.”

WHAT ARE THE TAX CONSEQUENCES OF TENDERING MY CONVERTIBLE NOTES?

You may be subject to U.S. federal income taxation upon the receipt of cash from Enzon in exchange for the Convertible Notes tendered. You should consult your own tax advisors regarding the U.S. federal income tax consequences of participating or not participating in the Offer in light of your particular circumstances, as well as the effect of any foreign, state, local or other laws. See “THE OFFER—Certain U.S. Federal Income Tax Consequences.”

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

You may contact D.F. King & Co., Inc., who is acting as the Information Agent for the Offer, or Goldman, Sachs & Co., who is acting as Dealer Manager for the Offer. See the back cover of this Offer to Purchase for their contact information. See also “THE OFFER—Persons Employed in Connection with the Offer.”

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THE OFFER

The Offeror

Enzon Pharmaceuticals, Inc., a Delaware corporation, is offering to purchase up to $180,000,000 aggregate principal amount of its 4 1/2% Convertible Subordinated Notes due 2008. The mailing address of Enzon’s principal executive offices is 685 Route 202/206, Bridgewater, New Jersey 08807. Enzon’s telephone number is (908) 541-8600.

Enzon is a technology-based, product-driven biopharmaceutical company that is dedicated to the development, manufacture and commercialization of pharmaceutical products for patients with cancer and other life-threatening diseases. Enzon manages its business in three segments: products, royalties and contract manufacturing.

•	Products: Enzon’s primary focus is on internally developed or acquired products for oncology and adjacent therapeutic areas where there are serious unmet medical needs. Enzon currently sells ABELCET®, ADAGEN®, ONCASPAR® and DEPOCYT® in the United States and Canada, and these sales are included in its Products segment.

•	Royalties: Enzon also leverages its scientific expertise in designing improved versions of pharmaceutical products discovered by others. Enzon currently receives royalties included in its Royalties segment on sales of a number of products that utilize its proprietary PEGylation platform, including PEG-INTRON®, marketed by Schering-Plough Corporation, and MACUGEN®, marketed by OSI Pharmaceuticals, Inc. and Pfizer Inc.

•	Contract Manufacturing: Enzon utilizes contract manufacturing opportunities to broaden its revenue base and enhance its organizational productivity. Presently, Enzon manufactures three injectable pharmaceutical products for others, and these sales are included in its Contract Manufacturing segment.

Enzon’s internal pharmaceutical drug development programs focus on the development of novel compounds for the treatment of cancer and adjacent therapeutic areas where there is an unmet medical need. Enzon is building a proprietary research and development pipeline both through the application of its proprietary technologies and through strategic agreements that provide access to promising product development opportunities within its therapeutic focus. Enzon offers potential partners substantial know-how in the area of PEGylation and a management team with extensive experience in researching, developing, marketing and selling pharmaceutical products, particularly for the treatment of cancer.

Purpose of the Offer

Enzon is making the Offer to reduce the principal amount of its outstanding indebtedness and its ongoing debt service obligations. Any Convertible Notes validly tendered and accepted for purchase by Enzon in the Offer will be cancelled.

Terms of the Offer

Purchase Price

Enzon is offering to purchase for cash up to $180,00,000 aggregate principal amount of its Convertible Notes, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal at a purchase price of $965 per $1,000 principal amount of the Convertible Notes, plus accrued and unpaid interest to, but excluding, the date of payment. As of June 23, 2006, there was $260,223,000 aggregate principal amount of Convertible Notes outstanding. Accordingly, Enzon will accept for purchase less than all of the outstanding Convertible Notes.

To the extent acceptance of all Convertible Notes validly tendered (and not properly withdrawn) would exceed $180,000,000 aggregate principal amount, Enzon will accept such offers on a pro rata basis.

In the event that the proration of Convertible Notes validly tendered by any holder would result in the purchase of Convertible Notes in a principal amount other than an integral multiple of $1,000, Enzon will increase or decrease, in its discretion, the principal amount of the Convertible Notes to be purchased from such holder to the next higher or lower integral multiple of $1,000.

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Expiration Time

The Offer will expire at the “expiration time,” which is 5:00 pm, New York City time, on July 5, 2006, unless Enzon, in its sole discretion or pursuant to applicable law, extends the period during which the Offer will remain open. If extended by Enzon, the term “expiration time” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire. See “–Extension of the Offer; Termination; Amendment” for a description of Enzon’s right to extend, delay, terminate or amend the Offer.

Enzon cannot assure you that it will extend the Offer or, if Enzon extends the Offer, for how long the Offer will be extended.

Other Terms

Enzon will purchase up to $180,000,000 aggregate principal amount of the outstanding Convertible Notes, or such lesser principal amount as is validly tendered and not properly withdrawn. All Convertible Notes validly tendered but not accepted for purchase will be returned to you at Enzon’s expense promptly following the earlier of the termination or expiration of the Offer.

You do not have to tender all of the Convertible Notes you own to participate in the Offer. You may also withdraw your Convertible Notes from the Offer by following the procedures described under “–Withdrawal Rights.”

The Offer is not conditioned on any minimum principal amount of Convertible Notes being tendered. The Offer is, however, subject to the conditions discussed under “–Conditions of the Offer.”

Purchase of the Convertible Notes; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the expiration time of the Offer, Enzon will accept for payment and pay for, and thereby purchase, Convertible Notes validly tendered and not properly withdrawn, subject to proration.

For purposes of the Offer, Enzon will be deemed to have accepted for payment and therefore purchased Convertible Notes that are validly tendered and not properly withdrawn only when, as and if it gives notice to the Depositary of its acceptance of such Convertible Notes for payment. In the event that the Convertible Notes that are validly tendered and not properly withdrawn are not accepted for payment by Enzon, including Convertible Notes not purchased because of proration, such Convertible Notes shall be returned promptly to the tendering holders.

Enzon will pay to the Depositary $965 for each $1,000 principal amount of the Convertible Notes purchased pursuant to the Offer plus accrued and unpaid interest to, but excluding, the date of payment. The Depositary will act as custodian or nominee for tendering holders for the purpose of receiving payment from Enzon and transmitting payment to the tendering holders.

Enzon will not pay interest on the purchase price with respect to any of the Convertible Notes regardless of any delay in making payment of the purchase price on the part of the Depositary. In addition, if certain events occur, Enzon may not be obligated to purchase the Convertible Notes in the Offer. See the conditions of the Offer under “—Conditions of the Offer.”

Enzon will pay all stock transfer taxes, if any, payable on the transfer to it of the Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) the Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

Procedures for Tendering the Convertible Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC. Accordingly, all Convertible Notes tendered for purchase in the Offer must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”).

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YOU WILL NOT BE ABLE TO TENDER YOUR CONVERTIBLE NOTES BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR CONVERTIBLE NOTES BY THE EXPIRATION TIME.

If you hold your Convertible Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank, or trust company, you will need to timely instruct your custodian or nominee to tender your Convertible Notes prior to the expiration time in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

In order to participate in the Offer, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to the expiration of the Offer.

If you hold your Convertible Notes through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through the broker or bank.

The Role of a DTC Participant

A DTC participant may tender the Convertible Notes only by taking the following actions on or before the expiration time:

•	delivering the Convertible Notes by means of book-entry transfer into the Depositary’s applicable DTC account; and

•	transmitting a message to the Depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (the “Agent’s Message”) or by delivering a properly completed Letter of Transmittal.

By taking these actions with respect to the Offer, you and your custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and (ii) that Enzon and the Depositary may enforce the terms and conditions against you and your custodian or nominee.

The DTC participants’ Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the DTC participants’ Agent’s Message.

General Provisions

The method of delivery of the Convertible Notes and all other documents or instructions including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

A tender will be deemed to have been received only when the Depositary receives both (i) a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account.

Enzon shall in its sole discretion resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. Enzon reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in the opinion of Enzon’s counsel, be unlawful, or to waive any irregularities. Neither Enzon, the Depositary, the Information Agent, the Dealer Manager nor any other person, will be obligated to give any notice of any defects or irregularities in tenders or incur any liability for failure to give that notice. The Convertible Notes will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Convertible Notes will be returned without cost to the tendering holder promptly after the expiration time, unless the irregularities and defects of that tender are timely cured or waived, by book-entry delivery through DTC to the accounts of the DTC participants.

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The Convertible Notes being tendered in the Offer and either (i) the completed DTC participant’s Agent’s Message or (ii) the completed and duly executed Letter of Transmittal, must be received by the Depositary in accordance with the terms and procedures described in this Offer to Purchase on or before the expiration time. You will not be able to tender your Convertible Notes by notice of guaranteed delivery.

Your Representation and Warranty; Enzon’s Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender, sell and transfer your Convertible Notes;

•	your tender of the Convertible Notes complies in all respects with Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the so-called “Short-Tendering” rule);

•	you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

•	your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer; and

•	you will, upon Enzon’s request or the request of the Depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Convertible Notes.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

Enzon’s acceptance for payment of Convertible Notes tendered under the Offer will constitute a binding agreement between you and Enzon upon the terms and conditions of the Offer described in this Offer to Purchase, the Letter of Transmittal and the related documents.

Return of the Convertible Notes if the Offer is Not Completed or Convertible Notes are Not Accepted for Purchase

If any validly tendered Convertible Notes are not purchased because the Offer was not completed or the Convertible Notes are not accepted for purchase pursuant to the terms of this Offer to Purchase, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of either the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain U.S. federal income tax consequences to tendering holders, see “—Certain U.S. Federal Income Tax Consequences.”

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Withdrawal Rights

The Convertible Notes tendered in the Offer may be withdrawn at any time until the expiration time, 5:00 pm, New York City time, on July 5, 2006, unless Enzon extends the Offer, in which case you may withdraw your Convertible Notes at any time prior to the new expiration time. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of the Convertible Notes to be effective, the withdrawal must be effected through ATOP. The Depositary must timely receive an Agent’s Message specifying the name of the tendering holder, the amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes and you must otherwise comply with DTC procedures.

If you tendered your Convertible Notes through a custodian or nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Enzon, in its sole discretion, and such determination will be final and binding. Neither Enzon, the Depositary, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are properly re-tendered before the expiration of the Offer by following the procedures described under “—Procedures for Tendering the Convertible Notes.”

If Enzon extends the Offer, is delayed in its acceptance for payment of Convertible Notes, or is unable to accept for payment Convertible Notes under the Offer for any reason, then, without prejudice to Enzon’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on Enzon’s behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Conditions of the Offer

Notwithstanding any other provision of the Offer, Enzon will not be required to accept for payment, purchase or pay for any Convertible Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Convertible Notes, subject to Rule 13e-4(f) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if any of the following events have occurred:

•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Convertible Notes under the Offer or otherwise relates in any manner to the Offer, including the other conditions to the Offer or which, in Enzon’s reasonable judgment, would or might impair a contemplated purpose of the Offer;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, Enzon, or any of its respective subsidiaries or affiliates, by any court or any authority, agency or tribunal that, in Enzon’s reasonable judgment, would or might directly or indirectly:

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(i)	make the acceptance for payment of, or payment for, some or all the Convertible Notes illegal or otherwise restrict or prohibit completion of the Offer or impair a contemplated purpose or benefits of the Offer; or

(ii)	delay or restrict Enzon's ability, or render Enzon unable, to accept for payment or pay for a portion or all of the Convertible Notes;

•	there shall have occurred or be likely to occur in Enzon’s reasonable judgment any event that would or might prohibit, prevent, restrict or delay consummation of the Offer; or

•	there has occurred any of the following:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	a declaration of a national emergency, acts of terrorism involving the United States or the commencement or material escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

(iv)	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Enzon’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any development which could, in the reasonable judgment of Enzon, have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of Enzon, or any of its respective subsidiaries or affiliates; or

(vi)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

The conditions to the Offer are for Enzon’s sole benefit and, where permissible, may be waived by it, in whole or in part at any time up until the expiration of such Offer in its sole discretion. Enzon’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of the Offer.

Extension of the Offer; Termination; Amendment

Enzon reserves the right, in its sole discretion and subject to compliance with applicable law, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for payment of, and payment for any Convertible Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. Enzon also reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Convertible Notes not previously accepted for payment or paid for, or, subject to applicable law, to postpone payment for the Convertible Notes if any conditions to the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Enzon’s reservation of the right to delay acceptance for payment or to delay payment for Convertible Notes which it has accepted for purchase is limited by Rule 13e-4(f) under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

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Subject to compliance with applicable law, Enzon further reserves the right, in its sole discretion, and regardless of whether or not any of the events or conditions described under “—Conditions of the Offer” have occurred or are deemed by it to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of the Convertible Notes or by decreasing the principal amount of the Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration time.

Without limiting the manner in which Enzon may choose to make a public announcement, except as required by applicable law, it has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

As required by Rule 13e-4(f) under the Exchange Act, if Enzon:

•	increases or decreases the purchase price to be paid for the Convertible Notes in this Offer to Purchase; or

•	increases or decreases the aggregate principal amount of Convertible Notes that it will accept in the Offer;

then the Offer must remain open, or will be extended, until at least 10 business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under this section. For purposes of extending the Offer pursuant to Rule 13e-4(a), a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, Enzon is not aware of any circumstance that would cause it to delay acceptance of any validly tendered Convertible Notes.

Market Price Information; Other Matters

The Convertible Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Reliable pricing information for the Convertible Notes may not be available. Enzon believes trading in the Convertible Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Convertible Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers or financial advisors or call the Information Agent at the numbers set forth on the back cover of this Offer to Purchase with respect to current information regarding the trading price of the Convertible Notes.

To the extent that the Convertible Notes are tendered and accepted in the Offer, such Convertible Notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Convertible Notes that Enzon purchases pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Convertible Notes that remain outstanding following the Offer. Enzon cannot assure you that a trading market will exist for the Convertible Notes following the Offer. The extent of the market for the Convertible Notes following the completion of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Convertible Notes at such time, the number of holders of Convertible Notes remaining at such time and the interest in maintaining a market in such Convertible Notes on the part of securities firms.

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Shares of Enzon’s Common Stock into which the Convertible Notes are convertible (subject to the satisfaction of certain conversion conditions as set forth in the Indenture) currently are traded on the NASDAQ National Market under the symbol “ENZN.”

The following table summarizes the high and low sales prices for Enzon’s Common Stock for each of the periods indicated as reported by the NASDAQ National Stock Market. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not necessarily reflect actual transactions.

	High	Low

Year Ended June 30, 2004
First Quarter	$13.90	$10.51
Second Quarter	12.52	10.28
Third Quarter	18.40	11.97
Fourth Quarter	16.20	10.86

Year Ended June 30, 2005
First Quarter	$16.10	$11.01
Second Quarter	16.81	12.69
Third Quarter	14.07	10.02
Fourth Quarter	10.21	5.70

Six Months Ended December 31, 2005
First Quarter (ended September 30, 2005)	$8.35	$6.36
Second Quarter (ended December 31, 2005)	7.73	6.59

2006
First Quarter	$8.35	$6.50
Second Quarter (through June 23, 2006)	9.28	7.06

On June 23, 2006, the closing bid price quoted on the NASDAQ National Stock Market for the Common Stock was $7.25 per share. On June 23, 2006, there was $260,223,000 aggregate principal amount of the Convertible Notes outstanding.

Enzon urges you to obtain current trading prices for the Convertible Notes, to the extent available, and price information for its Common Stock prior to making any decisions with respect to the Offer.

Source and Amount of Funds

Enzon is using a portion of the proceeds from its recent issuance of $275,000,000 aggregate principal amount of its 4% Convertible Senior Notes due 2013 and cash on hand to purchase the Convertible Notes in the Offer. Enzon has sufficient funds on hand to purchase all Convertible Notes validly tendered and accepted in the Offer and to pay all related fees and expenses.

Future Purchases

Following completion of the Offer, Enzon may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of the Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer.

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Rights of Convertible Note Holders as a Result of the Offer

Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer

If your Convertible Notes are tendered and accepted in the Offer, you will receive $965 per $1,000 principal amount of Convertible Notes tendered and accepted, plus accured and unpaid interest to, but excluding, the date of payment, but will give up rights and obligations associated with ownership of such Convertible Notes. Please refer to the Indenture for the rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted.

Effects on the Holders of Convertible Notes Not Tendered in the Offer

Any Convertible Notes that remain outstanding after the Offer will continue to be the obligation of Enzon and will enjoy the benefits of the Indenture, including accrual of interest. You may also have certain rights to convert, or require Enzon to repurchase, your Convertible Notes. You should refer to the Indenture to determine your rights under the Indenture, as well as any notices issued by Enzon in respect of your rights under the Indenture. Any Convertible Notes not acquired by Enzon in the Offer may be redeemed by Enzon pursuant to the Indenture.

See also “–Market Price Information; Other Matters.”

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted in accordance with the terms set forth in the Offer to Purchase or because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be cancelled.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of the certain U.S. federal income tax consequences of the sale of Convertible Notes pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, rulings, administrative pronouncements and decisions, each as in effect as of the date hereof. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of any of the transactions described herein. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers, dealers or traders in securities or currencies, or persons holding Notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes), or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar. In addition, this discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to particular holders. Further, this discussion assumes that holders hold their Notes as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Convertible Notes that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any of its political subdivisions or the District of Columbia; (iii) an estate the net income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons (as defined in the Code) with authority to control all substantial decisions of such trust, or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is any holder of Convertible Notes that is neither, for U.S. federal income tax purpose, an entity treated as a partnership nor a U.S. Holder. If a foreign or domestic partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Convertible Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding Convertible Notes should consult its own tax advisors.

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Internal Revenue Service Circular 230

To ensure compliance with treasury department circular 230, each holder of a Convertible Note is hereby notified that: (a) any discussion of tax issues in this Offer to purchase is not intended or written to be relied upon, and cannot be relied upon, by a holder for the purpose of avoiding penalties that may be imposed on such holder under applicable tax law; (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of circular 230) of the Offer by Enzon; and (c) a holder of a note should seek advice based on its particular circumstances from an independent tax advisor.

U.S. Holders

Sale of Convertible Notes Pursuant to the Offer

If you are a U.S. Holder, a sale of Convertible Notes pursuant to the Offer will be a taxable transaction to you. You will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Convertible Note in an amount equal to the difference between (i) the total consideration received for such Convertible Note, other than the portion of such amount that is properly allocable to accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in income by you, and (ii) your “adjusted tax basis” for such Convertible Note at the time of the sale. Gain or loss will be separately computed for each block of Convertible Notes tendered by you. Such capital gain or loss will generally be long-term if you held the Convertible Note for more than one year at the time of such sale. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income. The ability to offset capital losses against ordinary income is limited.

Generally, your adjusted tax basis for a Convertible Note will be equal to your purchase price of the Convertible Note. If applicable, your tax basis in a Convertible Note also would be increased by any market discount previously included in income by you, and would be reduced by the accrual of amortizable bond premium which you have previously elected to deduct from gross income.

Market Discount

An exception to the capital gain treatment described above may apply to you if you purchased a Convertible Note at a “market discount.” Subject to a de minimis exception, a Convertible Note generally has a market discount if your initial tax basis in the Convertible Notes was less than the redemption amount of the Convertible Note. In general, unless you have elected to include market discount in income currently as it accrues, any gain realized by your on the sale of Convertible Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at your election, on a constant-yield basis) while such Convertible Notes were held you. Gains in excess of such accrued market discount will generally be capital gains as discussed above.

Information Reporting and Backup Withholding

Sales of Convertible Notes pursuant to the Offer by U.S. Holders generally will be subject to information reporting requirements. In addition, you may be subject to backup withholding at a rate of 28% with respect to payments the you receive pursuant to the Offer unless you (a) come within certain exempt categories and, when required certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

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Non-U.S. Holders

Sale of Convertible Notes Pursuant to the Tender Offer

If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Convertible Notes pursuant to the Offer. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business, in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”,

•	you are subject to special rules that apply to expatriates as a result of having previously been a citizen or resident of the United States,

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied, in which case the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Taxation of Accrued But Unpaid Interest

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of accrued but unpaid interest to non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of accrued but unpaid interest on the notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below.

The portfolio interest exception and several of the special rules for non-U.S. Holders described herein apply only if the holder certifies its nonresident status. You can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the Convertible Note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than the partnership or other entity, and the partnership or other entity must provide the partners’ or owners’ documentation to us, our paying agent or the your agent.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the sale of Convertible Notes pursuant to the Offer by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any accrued but unpaid interest on the Convertible Notes or gain from the sale, exchange or other disposition of the Convertible Notes is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. Payments allocable to accrued but unpaid interest that are effectively connected with a U.S. trade or business, and therefore included in your gross income, will not be subject to the 30% withholding tax. To claim exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, you must certify your qualification, which can be done by filing a properly completed and executed Form W-8ECI (in the case of a U.S. trade or business income) or properly completed and executed IRS Form W-8BEN (in the case of a treaty), as applicable, prior to the payment made pursuant to the Offer. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

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Information Reporting and Backup Withholding

If you receive cash for Convertible Notes pursuant to the Offer through a U.S. broker (including certain brokers owned or controlled by U.S. persons or engaged in a U.S. trade or business), the payment by the broker to you may be subject to information reporting and backup withholding. You generally will not be subject to information reporting or backup withholding, however, if you certify your nonresident status. In general, you may claim an exemption from backup withholding by filing IRS Form W-8BEN. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax, and a you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

ENZON URGES YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSIDERATIONS OF PARTICIPATING IN THE OFFER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY APPLICABLE GIFT, ESTATE, U.S. FEDERAL, STATE, LOCAL OR OTHER FOREIGN TAX LAWS.

Persons Employed in Connection with the Offer

Dealer Manager

In connection with the Offer, Enzon has retained Goldman, Sachs & Co. to act as Dealer Manager, who will receive customary fees for its services.

At any time, the Dealer Manager may trade the Convertible Notes for its own account or the accounts of customers and, accordingly, may hold a long or short position in the Convertible Notes. In addition, the Dealer Manager may contact holders of Convertible Notes regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Convertible Notes. The Dealer Manager may tender Convertible Notes held in its own account or the accounts of customers in the Offer, but will not accept any fees from Enzon in connection with tenders of Convertible Notes owned by the Dealer Manager for its own account.

Enzon has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under federal and state law or otherwise caused by, relating to or arising out of the Offer. The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to Enzon, including by acting as an initial purchaser for Enzon’s issuance of $275,000,000 aggregate principal amount of its 4% Convertible Senior Notes due 2013. The Dealer Manager and its affiliates have and will receive customary fees for such services.

Any holder that has questions concerning the terms of the Offer may contact the Dealer Manager at the address and telephone number set forth on the back cover page of this Offer to Purchase.

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Depositary

Wilmington Trust Company has been appointed as the Depositary for the Offer. Wilmington Trust Company is also the trustee under the Indenture. Enzon has agreed to pay the Depositary reasonable and customary fees for its services. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address set forth on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “—Procedures for Tendering the Convertible Notes.”

Information Agent

D.F. King & Co., Inc. has been appointed as the Information Agent for the Offer. Enzon has agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or of the Letter of Transmittal should be directed to the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be disseminated to record holders of the Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Enzon’s list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

Enzon is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

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FORWARD-LOOKING STATEMENTS

Throughout this Offer to Purchase (including the documents incorporated by reference herein), Enzon has disclosed forward-looking information in an attempt to better enable the reader to understand its future prospects and make informed judgments. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “potential” or “anticipates” or the negative thereof, or other variations thereof, or comparable terminology, or by discussions of strategy. By their nature, forward-looking statements are subject to numerous events and circumstances that may influence outcomes or even prevent their occurrence. Such factors may be external and entirely outside Enzon’s control. No assurance can be given that the future results covered by the forward-looking statements will be achieved. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

Certain risks and uncertainties are listed below. It is not possible, however to predict or identify all such factors. Accordingly, you should not consider the examples set forth below to be complete.

•	The risk that Enzon will fail to complete the Offer, including the failure of the Offer to close for any reason.
•	The risk that Enzon will continue to experience operating losses for the next several years.
•	The risk that there will be a decline in sales of one or more of Enzon’s marketed products or products sold by others from which it derives royalty revenues or license fees. Such sales declines could result from increased competition, loss of patent protection, pricing and/or regulatory constraints.
•	The risk that Enzon will not achieve success in our research and development efforts including clinical trials conducted by it or by its collaborative partners.
•	The risk that Enzon will be unable to obtain critical compounds used in the manufacture of its products or that one of its key suppliers will experience manufacturing problems or delays.
•	Decisions by regulatory authorities regarding whether and when to approve Enzon’s regulatory applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of its products.
•	The risk that Enzon will fail to obtain adequate financing to meet its future capital and financing needs.
•	The risk that key personnel will leave the company.

Enzon cannot guarantee that its assumptions and expectations expressed herein or in the incorporated documents will be correct. Failure of events to be achieved or of certain underlying assumptions to prove accurate could cause actual results to vary materially from past results and from those results anticipated or projected.

All information in this Offer to Purchase is as of June 23, 2006.

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ADDITIONAL INFORMATION

Enzon files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Enzon files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Enzon’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or from Enzon’s website at www.enzon.com. However, the information included on Enzon’s website does not constitute a part of this Offer to Purchase.

In this Offer to Purchase, Enzon “incorporates by reference” certain information filed with the SEC, which means that Enzon can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this Offer to Purchase. Enzon incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended June 30, 2005;
•	Transition Report on Form 10-K for the six-month period ended December 31, 2005;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed on January 6, 2006, January 9, 2006, April 5, 2006, May 16, 2006, May 19, 2006 and May 25, 2006; and
•	Definitive Proxy Statement on Schedule 14A relating to Enzon’s Annual Meeting of Stockholders filed April 12, 2006.

     You may request a copy of these filings at no cost, by calling Enzon at 908-541-8777 or sending an e-mail request to investor@enzon.com.

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The Depositary for the Offer is:

Wilmington Trust Company

Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Phone: (302) 636-6470

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

Credit Liability Management Group
One New York Plaza, 48th Floor
New York, New York 10004
Toll Free: (800) 828-3182
Collect: (212) 357-7867

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005

Banks and Brokers Call Collect:
(212) 269-5550
All Others Call Toll Free:
(800) 290-6427

Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the expense of Enzon.

Questions and requests for information regarding the terms of the Offer and other assistance should be directed to the Information Agent.